Exhibit 99.1

New York, November 26, 2025: Flutter Entertainment plc (“Flutter”) (NYSE: FLUT; LSE: FLTR), the world’s leading online sports betting and iGaming operator, notes changes to gaming taxation announced by the UK Government in its autumn budget.

The changes to UK online gaming taxation include:

•	Effective from April 2026, iGaming increases 19 percentage points to 40 percent

•	Effective from April 2027, Sports betting (ex-horseracing) increases 10 percentage points to 25 percent

The adjusted EBITDA1 impact of these changes for Flutter, before mitigation, is expected to be approximately $320m in fiscal 20262 and $540m in fiscal 20273. In the near term, Flutter expects the overall mitigation opportunity to be similar to recent precedent, with a greater relative opportunity for second order mitigation offsetting a moderately lower relative level of first order mitigation.

For both Online Sports betting and iGaming tax increases, direct first order mitigation, including reduced operational, promotional and marketing spend is expected to be approximately 20% of the gross impact in the first six months post implementation, rising to approximately 40% thereafter. Given the staggered implementation dates, this would result in the following expected approximate first order mitigation impact by year:

In $ millions except where stated otherwise	In-year impact
	2026	2027
Total adjusted EBITDA impact	320	540
First order mitigation	85	201
% mitigation	27%	37%
Net impact	235	339
2027 exit % mitigation		40%

These tax increases will have a very significant impact on the overall market. As the largest scale operator, Flutter has the opportunity to deliver material second order mitigation benefits, including market share gains. We believe this, combined with additional operational efficiencies, will provide substantial opportunities to help offset the impact in the medium-term.

Kevin Harrington, UKI CEO, commented:

“Today’s tax increases are a very disappointing outcome and will have a significant adverse impact on our industry. The Chancellor rightly wants to address harm, but these changes will hand a big win to illegal, unlicensed gambling operators who will become more competitive overnight.

These black market operators don’t pay tax and don’t invest in safer gambling. At 40 percent, the UK’s remote gaming duty is now above countries such as the Netherlands, where a recent tax increase saw a rise in illegal gambling and a fall in Government receipts. Despite this impact, I am confident that through both our scale and leading position in the UK, as well as the proactive cost initiatives that we are taking, we are well placed to navigate through today’s changes.”

Footnotes

[1]

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of property and equipment, intangible assets, right-of-use assets and goodwill and share based compensation expense. A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted

[2]	The 2026 adjusted EBITDA impact covers the change in online iGaming taxation over the period from April to December 2026
[3]	The 2027 adjusted EBITDA impact covers a full year impact of the change in online iGaming taxation and the change in online Sports betting taxation over the period from April to December 2027

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties and there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The ability to predict market share gains, results or actual effects of our plans, mitigation efforts, market share gains and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. In addition, we may incur additional or unexpected costs in connection with the matters discussed in this press release.

Factors that could cause Flutter’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of Flutter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the Securities and Exchange Commission (the “SEC”) and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Flutter undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $14,048m of revenue globally for fiscal 2024, up 19% YoY, and $3,794m of revenue globally for the quarter ended September 30, 2025.

To learn more about Flutter, please visit our website at www.flutter.com.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications
Chris Hancox, Investor Relations	Rob Allen, Corporate Communications
Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com